Exhibit 23.1

Child, Van Wagoner & Bradshaw, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 24, 2010, relating to the financial statements of PuraMed BioScience, Inc., for the years ended June 30, 2010 and June 30, 2009, which appears in such Prospectus on or about July 29, 2011. We also consent to the reference to us under the heading Interests Of Named Experts And Counsel.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
July 29, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants